Exhibit 10.1

PURCHASE AND SALE AGREEMENT

                    THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of the 1st day of March, 2006, by and between CHICAGO 540 HOTEL, L.L.C., a Delaware limited liability company (“Owner”), CHICAGO 540 LESSEE, INC., an Illinois corporation (“Lessee”, and together with Owner, “Seller”), and DIAMONDROCK CHICAGO OWNER, L.L.C., a Delaware limited liability company (“Purchaser”).

W I T N E S S E T H:

                    WHEREAS, Owner owns and Lessee leases from Owner the hotel known as the Chicago Marriott Downtown Magnificent Mile in Chicago, Illinois and desire to sell their respective interests in the hotel to Purchaser on the terms and conditions set forth below; and

                    WHEREAS, Purchaser desires to purchase such interest in the hotel from Owner and Lessee on the terms and conditions set forth below.

                    NOW, THEREFORE, in consideration of the Project and the respective undertakings of the parties hereinafter set forth, it is hereby agreed:

                    SECTION 1.     DEFINITIONS.  Wherever used in this Agreement, the words and phrases set forth below shall have the meanings set forth below or in an Exhibit to this Agreement to which reference is made, unless the context clearly requires otherwise.

                    A.          “Accounting Firm” has the meaning set forth in Section 7(D) below.

                    B.          “Agreement” has the meaning set forth in the Preamble.

                    C.          “Allocation Statement” has the meaning set forth in Section 2(C) below.

                    D.          “Apportionment Time” has the meaning set forth in Section 7(D) below.

                    E.          “Assignment of Contracts” has the meaning set forth in Section 7(C) below.

                    F.          “Assignment of Equipment Leases” has the meaning set forth in Section 7(C) below.

                    G.          “Assignment of Loan Documents” has the meaning set forth in Section 7(C) below.

                    H.          “Assignment of Tenant Leases” has the meaning set forth in Section 7(C) below.

                    I.          “Closing” means the closing at which Seller shall convey the Project to Purchaser and Purchaser shall pay Seller the Purchase Price described in Section 2 herein below.

                    J.          “Closing Date” shall mean March 15, 2006.

                    K.          “Code” has the meaning set forth in Section 3(A)(12) below.

                    L.          “Consumables” shall mean all food and beverages (including alcoholic and non-alcoholic), engineering, maintenance, and housekeeping supplies (including soap, cleaning materials and matches), stationery, printing and other supplies of all kinds and inventory now or hereafter owned by Seller and used unused, or held in reserve storage for future use in connection with the ownership, operation or maintenance of the Chicago Marriott Downtown Magnificent Mile (including any food and beverage located in minibars in guest rooms at the Project) and all merchandise and inventory located in stores or held in reserve storage, whether at the Land or off-site, for future use in stores operated by or on behalf of Seller at the Chicago Marriott Downtown Magnificent Mile, on hand on the date hereof, subject to such depletion and including such resupplies as shall occur and be made in the normal course of business.

                    M.          “Damages” has the meaning set forth in Section 12 below.

                    N.          “Earnest Money” has the meaning set forth in Section 2(B) below.

                    O.          “Emergency Exit Easement Agreement” means that certain Emergency Exit Easement Agreement dated as of January 21, 2000 between RN 540 Hotel Company, L.L.C. and RN 124/125 Company, L.L.C.

                    P.          “Environmental Laws” shall mean any applicable laws, rules regulations or codes which regulate (y) Hazardous Substances, pollution, contamination, radiation or the condition of any water, soil, sediment, air or other environmental media, or (z) the manufacture, generation, formulation, processing, use, treatment, handling, storage, disposal, distribution or transportation or an actual or potential spill, leak, emission, discharge, release or disposal of any Hazardous Substances, pollution, contamination or radiation into any water, soil, sediment, air or other environmental media, including, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., (ii) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., (iii) the Federal Water Pollution Control Act, 33 U.S.C. § 2601 et seq., (iv) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., (v) the Clean Water Act, 33 U.S.C. § 1251 et seq., (vi) the Clean Air Act, 42 U.S.C. § 7401 et seq., and  (vii) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., and similar state and local laws, as amended from time to time, and all regulations, rules and guidance issued pursuant thereto.

                    Q.          “Equipment Leases” has the meaning set forth in Section 3(A)(7) below.

                    R.          “ERISA” has the meaning set forth in Section 3(A)(12) below.

                    S.          “Excess Violations” has the meaning set forth in Section 3(C) below.

                    T.          “Extension Deposit” has the meaning set forth in Section 7(A) below.

                    U.          “Financial Statements” has the meaning set forth in Section 3(A)(14) below.

                    V.          “Funding Agreement” means that certain Funding Agreement dated as of June 14, 2004 among Owner, Lessee and Manager.

                    W.          “Furniture, Fixtures and Equipment” shall mean all tangible personal property, excluding the Consumables, now or hereafter owned by Seller and used, usable or held in reserve storage for future use in connection with the ownership, operation or maintenance of the Chicago Marriott Downtown Magnificent Mile.  The Furniture, Fixtures and Equipment shall include all fixtures, furniture, furnishings, fittings, televisions, art work, vehicles, equipment, computer hardware and non-proprietary software, machinery, apparatus, appliances, china, glassware, linens, silverware, keys and uniforms owned by Seller on the date hereof and used, usable or held in reserve storage for future use in connection with the ownership, operation, or maintenance of the Chicago Marriott Downtown Magnificent Mile.

                    X.          “Guarantor” shall mean, collectively, Carlyle Realty Partners II, L.P., Carlyle Realty Qualifed Partners II, L.P., Carlyle Realty Qualifed Partners II(A), L.P. and Carlyle Realty Foreign Investors II, L.P.

                    Y.          “Hazardous Substances” shall mean any hazardous or toxic substances, materials or waste, whether in solid, semisolid, liquid or gaseous form, including, without limitation, asbestos, polychlorinated biphenyls, petroleum or petroleum by-products and any other material or substance which is defined as a “hazardous substance”, “hazardous waste”, “toxic waste” or “toxic substance” under any Environmental Laws.

                    Z.          “Improvements” means all buildings, structures, fixtures and other improvements now or hereafter located or erected on the Land.

                    AA.       “Land” means the real property described on Exhibit A hereto, including all adjacent roadways, rights-of-way and alleys to the extent Seller has an interest therein, all oil, gas and other mineral rights and all easements and other rights appurtenant to such real property.

                    BB.        “Lessee” has the meaning set forth in the Preamble.

                    CC.        “Loan Documents” has the meaning set forth in Section 3(A)(8) below.

                    DD.        “Management Agreement” means that certain Restated and Amended Management Agreement dated as of November 28, 1989, between Seller and Manager, as amended as set forth on Exhibit J attached hereto.

                    EE.         “Manager” means Marriott Hotel Services, Inc., a Delaware corporation.

                    FF.         “Marriott Parking Agreement” means that certain Marriott Parking Agreement dated as of February 10, 1998, as amended by that certain First Amendment to Marriott Parking Agreement dated as of January 1, 2001, between Seller and Rowland, LLC.

                    GG.        “Net Operating Income” has the meaning set forth in Section 7(D) below.

                    HH.        “Operating Lease” means that certain Lease Agreement, dated January 25, 2000, between Owner and Lessee.

                    II.          “Owner” has the meaning set forth in the Preamble.

                    JJ.          “Owner’s Policy” has the meaning set forth in Section 6(A) below.

                    KK.        “Parking Easement Agreement” means that certain Block 119 Parking Easement Agreement dated as of August 1, 1998 between RN 540 Company L.L.C. and RN 120 Company, L.L.C.

                    LL.         “Permitted Exceptions” has the meaning set forth in Section 6(A) below.

                    MM.       “Personal Property” means all tangible and intangible personal property now or hereafter owned by Seller and used, usable or held in reserve for future use in connection with the ownership, operation or maintenance of the Chicago Marriott Downtown Magnificent Mile, including, without limitation, (i) all building and construction materials, equipment, appliances, machinery and personal property owned by Seller and used in connection with the ownership, operation or maintenance of the Chicago Marriott Downtown Magnificent Mile, (ii) the Consumables, (iii) the Furniture, Fixtures and Equipment, (iv) all transferable permits, licenses, certificates and approvals issued in connection with the Chicago Marriott Downtown Magnificent Mile, (v) Seller’s right to use the name “Chicago Marriott Downtown Magnificent Mile” (subject to any rights of Manager to such name), (vi) the right to use the Chicago Marriott Downtown Magnificent Mile’s telephone numbers and post office boxes, (vii) all booking agreements, (viii) all trade names, logos, service marks and trademarks (other than trade names, logos, service marks or trademarks owned by Manager), (ix) all prepaid assets, fees and deposits, including prepaid advertising and sales materials, (x) all plans and specifications, operating manuals, guaranties and warranties and any other items used in the ownership, operation or maintenance of the Chicago Marriott Downtown Magnificent Mile, (xi) all books, records, ledgers, files, information and data pertaining to the Chicago Marriott Downtown Magnificent Mile, including, without limitation, all documents relating to guests at the Chicago Marriott Downtown Magnificent Mile (but only to the extent Seller has a right to such guests documents), except for any confidential documents of Seller or Manager, and (xii) any unpaid award for taking by condemnation or insurance proceeds payable to Seller relating to a casualty (except for business interruption proceeds for the period prior to the Closing Date).

                    NN.         “Project” means the Land, the Improvements, the Personal Property and Seller’s interests in the Equipment Leases, Service and Supply Contracts, Property Agreements and Tenant Leases.

                    OO.         “Property Agreements” has the meaning set forth in Section 3(A)(5) below.

                    PP.          “Purchaser” has the meaning set forth in the Preamble.

                    QQ.         “Purchaser Indemnified Parties” has the meaning set forth in Section 12 below.

                    RR.          “Reciprocal Easement Agreement” means that certain Reciprocal Easement Agreement dated as of January 25, 2000 between Seller and RN 540 Hotel Company, L.L.C.

                    SS.          “Seller” has the meaning set forth in the Preamble.

                    TT.          “Seller Employee Plan” has the meaning set forth in Section 3(A)(12) below.

                    UU.          “Seller Indemnified Parties” has the meaning set forth in Section 12 below.

                    VV.          “Seller’s Guaranty” has the meaning set forth in Section 18 below.

                    WW.        “Service and Supply Contracts” has the meaning set forth in Section 3(A)(4) below.

                    XX.          “Survey” has the meaning set forth in Section 7(F) below.

                    YY.          “Tenant Leases” has the meaning set forth in Section 3(A)(6) below.

                    ZZ.          “Title Commitment” has the meaning set forth in Section 7(F) below.

                    AAA.       “Title Company” means Lawyer’s Title Insurance Corporation.

                    BBB.        “Title Objections” has the meaning set forth in Section 7(F) below.

                    CCC.        “Tri-Party Agreement” means that certain Tri-Party Maintenance and Operating Standards Agreement dated January 25, 2000 among Seller, Manager and RN 540 Hotel Company, L.L.C.

                    DDD.        “Wachovia Loan” shall mean the loan from Wachovia Bank evidenced and secured by the Loan Documents.

                    EEE.         “WARN Act” means, collectively, all federal, state and local plant closing laws, including the Worker Adjustment Retraining and Notification Act.

                    SECTION 2.     AGREEMENT TO SELL AND PURCHASE.

                    A.          Purchase Price.  On the Closing Date, Seller shall convey the Project to Purchaser on the terms and conditions set forth herein.  On the Closing Date, Purchaser shall accept title to the Project from Seller on the terms and conditions set forth herein and shall pay to Seller the purchase price (“Purchase Price”) by wire transfer of immediately available funds in the amount of TWO HUNDRED NINETY-FIVE MILLION DOLLARS ($295,000,000), subject to prorations as set forth below; provided that, if the Wachovia Loan is assumed by Purchaser at Closing, Purchaser shall receive a credit against the balance of the Purchase Price payable at Closing in an amount equal to the outstanding principal balance of the Wachovia Loan as of Closing.

                    B.          Earnest Money.

          (i)      Within one (1) business day following the execution of this Agreement, Purchaser shall deposit FIVE MILLION DOLLARS ($5,000,000) with the Title Company (such amount, together with all interest earned thereon, are herein collectively called the “Earnest Money”).  If Purchaser fails to deposit the Earnest Money when due hereunder with the Title Company, this Agreement shall be null and void.  The Earnest Money shall be held by the Title Company in accordance with the terms hereof and invested in a money market account in a commercial bank acceptable to Seller and Purchaser.  If this Agreement is terminated prior to Closing due to Purchaser’s default hereunder, the Earnest Money shall be paid to Seller as liquidated damages and as Seller’s sole and exclusive remedy hereunder.  If the Closing occurs hereunder, the Earnest Money shall be paid to Seller and credited against the Purchase Price.  If the Closing does not occur hereunder for any reason other than Purchaser’s default hereunder, the Earnest Money shall be refunded to Purchaser.

          (ii)     In no event shall the Title Company in its capacity as escrow holder hereunder be liable for any act or failure to act under the provisions of this Agreement except where Title Company’s acts are the result of its gross negligence or willful misconduct.  Accordingly, the Title Company shall not incur any liability with respect to (a) any action taken or omitted in good faith upon advice of its legal counsel given with respect to any questions relating to the duties and responsibilities of the Title Company in its capacity as escrow holder under this Agreement or (b) any action taken or omitted in reliance on any instrument, including any written notice or instruction provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, which the Title Company shall in good faith believe to be genuine, to have been signed or conform with the provisions of this Agreement.  Seller and Purchaser hereby jointly and severally indemnify the Title Company against any loss, liability, or damage (including costs of litigation and reasonable attorneys’ fees) arising from and in connection with the performance of the Title Company of its duties as escrow holder under this Agreement, whether such dispute arises between the parties hereto and others, or merely between themselves, it being understood and agreed that the Title Company may interplead such dispute, and Seller and Purchaser will hold the Title Company harmless and indemnify it against all consequences and expenses which may be incurred by the Title Company in connection with the performance by Title Company of its duties as escrow holder under this agreement, except those consequences and expenses arising by reason of the Title Company’s gross negligence or willful misconduct.

                    C.          Allocation of Purchase Price.  Attached hereto as Exhibit K is a written statement containing the value of the Land, Improvements and Personal Property  being transferred to Purchaser pursuant to the terms of this Agreement as reasonably determined by Seller and Purchaser (the “Allocation Statement”).  The sales taxes to be paid by Purchaser in connection with the transfer of such Personal Property shall be based on the value of the Personal Property set forth in the Allocation Statement.  Any filings made by the parties hereto shall be consistent with the Allocation Statement.

                    D.          Wachovia Bank Loan.  At Closing, Purchaser shall have the following options with respect to the Wachovia Loan; provided, however, if all the conditions set forth in clause (i) below are not satisfied as of the Closing Date (as the same may be extended as provided in this Agreement), Purchaser shall not have the option to assume the Wachovia Loan as set forth in (i) below but instead the Wachovia Loan shall be paid off as set forth in (ii) below:

(i)

If Purchaser elects to assume the Wachovia Loan, Purchaser shall notify Seller in writing within 3 business days after the date hereof and with such notice, shall simultaneously deliver to Wachovia Bank a check in the amount of $7,500 payable to “Wachovia Bank, N.A.” (representing the non-refundable application fee payable to Wachovia Bank in connection with the assumption of the Wachovia Loan).  Promptly upon receipt of such notice from Purchaser, Seller shall request that Wachovia Bank consent to the assumption of the Wachovia Loan by Purchaser in accordance with the terms of the Loan Documents.  In connection with the assumption of the Wachovia Loan, Purchaser and Seller shall comply with requirements set forth in the Loan Documents and with any commercially reasonable and customary requests for additional information made by Wachovia Bank in connection with such request for consent.  Assuming  (A) Wachovia Bank approves the assumption of the Wachovia Loan by Purchaser , (B) all conditions to the assumption of the Loan set forth in the Loan Document are satisfied (or waived) and (C) Wachovia Bank approves an affiliate of Purchaser as a replacement guarantor with respect to all obligations under the Wachovia Loan guaranteed by affiliates of Seller and agrees to release such affiliates of Seller from all obligations arising under such guarantees arising from and after the Closing Date, Purchaser may assume the Wachovia Loan at Closing, in which case the principal balance of the Wachovia Loan outstanding as of the Closing shall be credited against the Purchase Price; and Purchaser and Seller shall prorate the interest on the Wachovia Loan as of the Closing Date with Purchaser responsible for interest accrued on the Closing Date.  In such case, Purchaser shall be responsible for all costs incurred to assume the Wachovia Loan (other than Seller’s legal fees), including any assumption fees and other assumption costs, such as application fees, Wachovia Bank’s legal expenses and title insurance costs in each case related to the assumption of the Wachovia Loan (as opposed to the origination or original making of the Wachovia Loan); provided, however, Seller shall pay any origination fee for the Wachovia Loan.  If the Wachovia Loan is assumed by Purchaser, at the Closing, Seller shall transfer to Purchaser all of Seller’s right, title and interest to any reserve or escrow accounts held by Seller or Wachovia Bank or their agents in connection with the Wachovia Loan, and Seller shall be entitled to receive a credit against the Purchase Price in the amount equal to the outstanding balance of such reserve or escrow accounts transferred to Purchaser.  If Purchaser  timely delivers the notice required in the first sentence of this clause (i) , Purchaser may extend the Closing Date for up to forty-five (45) days in order to give Purchaser time to complete the documentation for the loan assumption; but the assumption of the Wachovia Loan shall not in any event be a condition of Closing; or

(ii)

If  any of the conditions set forth in clause (i) above are not satisfied as of the Closing Date (as the same may be extended as provided in this Agreement) or if Purchaser elects not to assume the Wachovia Loan, Purchaser shall pay Seller the full Purchase Price at Closing as set forth herein; and Seller shall cause the Wachovia Loan to be paid off and discharged at Closing.  In such case, (i) Purchaser  shall reimburse  Seller  at Closing for the prepayment fee of 1.5% of the Wachovia Loan and for any other costs and expenses incurred by Seller under the Loan Documents with respect to the prepayment of the Wachovia Loan, including without limitation LIBOR Breakage Costs and, to the extent such prepayment occurs on a date that is not a “Payment Date” (as defined in the Loan Documents), interest due from the Closing Date through and including the last day of the then-current “Interest Accrual Period” (as defined in the Loan Documents); provided, however, that Purchaser may extend the Closing Date in order that the Closing shall occur on a “Payment Date” unless Seller agrees to pay the interest on the Wachovia Loan otherwise payable with respect to the period of such extension, and (ii) the Loan Documents shall not be Permitted Exceptions.  Unless Purchaser provides written notice to Seller at least 7 days prior to the Closing Date that the conditions set forth in clause (i) above have not be satisfied or that Purchaser has elected not to assume the Wachovia Loan, Seller may extend the Closing Date for up to 15 days in order to provide Wachovia Bank with the notice of prepayment required by the Wachovia Loan.

                    SECTION 3.     REPRESENTATIONS AND WARRANTIES BY SELLER.

                    A          Owner and Lessee hereby jointly and severally represent and warrant to Purchaser as of the date hereof as follows:

                                 (1)     Due Organization.

                                 Owner is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business in the State of Illinois, and Lessee is a corporation, duly organized, validly existing and in good standing under the laws of the State of Illinois.  Each of Owner and Lessee has full power and authority, and is duly authorized, to execute, enter into, deliver and perform this Agreement and its obligations hereunder.  Neither of Owner nor Lessee is acting, directly or indirectly, for or on behalf of any entity or individual named by the United States Treasury Department as a Specifically Designated National and Blocked Person, or for or on behalf of any entity or individual designated in Executive Order 13224 (as  the same may be amended from time to time) as an entity or individual who commits, threatens to commit, or supports terrorism.  Seller is not engaged in the transaction contemplated by this Agreement directly or indirectly on behalf of, or facilitating such transaction directly or indirectly on behalf of, any such entity or individual.

                                 (2)     Power.

                                 This Agreement and all other agreements, instruments and documents required to be executed or delivered by Seller pursuant hereto have been (or if and when executed will be) duly executed and delivered by Seller, and are (or will be when executed) legal, valid and binding obligations of Seller, enforceable in accordance with their terms.  Each person executing this Agreement and the other documents contemplated hereby on behalf of Owner and Lessee has (or will have at the time of such execution) the authority to do so.  No consents and permissions are required to be obtained by Seller for the execution, delivery and performance of this Agreement and the other documents to be executed by Seller hereunder.  The consummation of the transactions contemplated herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any agreement or document to which Owner or Lessee is a party or by which it or the Project is bound, Owner’s or Lessee’s organizational documents, or any statue, order, rule or regulation of any court or of any federal or state regulatory body or any administrative agency or any other governmental body having jurisdiction over Seller or the Project, or result in the creation of any lien or other encumbrance on any asset of Seller or otherwise used, usable or held in reserve for future use in connection with the ownership, operation or maintenance of the Project.

                                 (3)     No Proceedings.

                                 Except as set forth in Exhibit B and except for personal injury and property damage claims covered by the Project’s insurance, neither Seller, nor to Seller’s actual knowledge, Manager, has received any written notice that there is currently pending or threatened any action, suit or proceeding, including, without limitation, condemnation, eminent domain or similar proceedings, before any court or governmental agency or body against Seller or the Project, or any special assessment affecting or threatened to affect, the Project or Seller’s ability to perform its obligations under this Agreement.  Without limiting the generality of the foregoing, neither Seller, nor to Seller’s actual knowledge, Manager has received any written notices from any governmental entities of violations or alleged violations of any laws, rules, regulations or codes, including building codes, or any written request from a governmental entity to audit or investigate compliance with any such applicable legal requirements with respect to the Project which have not been corrected to the satisfaction of the governmental agency issuing such notices.

                                 (4)     Service and Supply Contracts.

                                  Manager has informed Seller that Exhibit C attached hereto is a list of all contracts or agreements (including all amendments and modifications thereto) to which Seller and/or Manager is a party for the providing of services or supplies to or management of the Project or otherwise with respect to the operation or maintenance of the Project (other than the Property Agreements, Tenant Leases, Equipment Leases and Loan Documents), including, without limitation, any franchise agreements, employment agreements and union contracts to which Seller and/or Manager is a party (which contracts and agreements, together with the contracts and agreements entered into with respect to the Project after the date hereof (other than any tenant leases or equipments leases) pursuant to Section 5 below, are herein referred to collectively as the “Service and Supply Contracts”); and, to Seller’s actual knowledge, such Exhibit C is accurate in all material respects.  To Seller’s actual knowledge, Manager has provided Purchaser with access to true, correct and complete copies of the Service and Supply Contracts.  Except as set forth on such Exhibit C, to Seller’s actual knowledge, (a) all of the Service and Supply Contracts are in full force and effect and free from material default and (b) there is no existing condition that, with notice or the passage of time or both, would constitute a material default under any of the Service and Supply Contracts.

                                 (5)     Property Agreements

                                 The Management Agreement, the Marriott Parking Agreement, the Funding Agreement, the Tri-Party Agreement, the Parking Easement Agreement, the Reciprocal Easement Agreement and the Emergency Exit Easement Agreement (collectively, the “Property Agreements”) have not been modified or amended, except as set forth above in the definition thereof, and are in full force and effect.  Seller has delivered true, correct and complete copies of the Property Agreements to Purchaser.  Except as set forth on Exhibit L, to Seller’s actual knowledge (a) all of the Property Agreements are free from material default and (b) there is no existing condition that, with notice or the passage of time or both, would constitute a material default under any of the Property Agreements.

                                 (6)     Tenant Leases.

                                 Attached hereto as Exhibit D-1 is a list of all outstanding leases or agreements, as the same may have been amended from time to time, pursuant to which any person occupies, or has the right to occupy, space in the Project (which leases, agreements and other documents, together with the lease documents entered into with respect to the Project after the date hereof pursuant to and in accordance with Section 5 below, are herein referred to collectively as the “Tenant Leases”).  Seller has heretofore delivered true, correct and complete copies of the Tenant Leases to Purchaser.  The Tenant Leases are in full force and effect.  Except as shown on Exhibit D-1, to Seller’s actual knowledge, (a) there are no material defaults under any of the Tenant Leases and (b) there is no existing condition that, with notice or the passage of time or both, would constitute a material default under any of the Tenant Leases.  There are no security deposits under the Tenant Leases.  There are no construction allowances, brokerage commissions or fees or similar inducements due now or payable in the future in connection with the Tenant Leases.  As of the Closing Date, to Seller’s actual knowledge, Seller will have performed all material work required to be performed by Seller under the Tenant Leases up to the Closing Date.

                                 (7)     Equipment Leases.

                                 Manager has informed Seller that Exhibit E attached hereto is a list of all equipment leases (including all amendments and modifications thereto) to which Seller and/or Manager is a party for the leasing of equipment used at the Project (which leases, together with any equipment leases entered into with respect to the Project after the date hereof pursuant to Section 5 below, are herein referred to collectively as the “Equipment Leases”); and, to Seller’s actual knowledge, such Exhibit E is accurate in all material respects.  To Seller’s actual knowledge, Manager has provided Purchaser with access to true, correct and complete copies of the Equipment Leases.  Except as set forth on such Exhibit E, to Seller’s actual knowledge, (a) all of the Equipment Leases are in full force and effect and free from material default and (b) there is no existing condition that, with notice or the passage of time or both, would constitute a material default under any of the Equipment Leases.

                                 (8)     Loan Documents.

                                 Attached hereto as Exhibit M is a list of all loan documents relating to the Wachovia Loan, including all amendments thereto (collectively, the “Loan Documents”).  Seller has heretofore delivered true, correct and complete copies of the Loan Documents to Purchaser.  All of the Loan Documents are in full force and effect.  To Seller’s actual knowledge, (a) the Loan Documents are free from material default and (b) there is no existing condition that, with notice or the passage of time or both, would constitute a material default under any of the Loan Documents.  To Seller’s actual knowledge, Seller has received no written notice of a default under the Loan Documents.

                                 (9)     Title to and Sufficiency of Personal Property.

                                 Seller has good and marketable title or a valid leasehold interest to all Personal Property; and, subject to the Equipment Leases, all Personal Property shall be free and clear of all encumbrances at Closing; provided, however, if Purchaser assumes the Wachovia Loan, the Personal Property shall also be subject to the Loan Documents.

                                 (10)     Seller Is Not a “Foreign Person.”

                                 Seller is not a “foreign person” or subject to withholding requirements under the Foreign Investment in Real Property Tax Act of 1980, as amended.

                                 (11)     Bankruptcy.

                                 Seller has not filed any petition in bankruptcy or other insolvency proceedings or proceedings for reorganization of Seller or for the appointment of a receiver or trustee for all or any substantial part of the Project, nor has Seller made any assignment for the benefit of its creditors or filed a petition for an arrangement, or entered into an arrangement with creditors or filed a petition for an arrangement with creditors or otherwise admitted in writing its inability to pay its debt as they become due.  Seller is not insolvent and the consummation of the transactions contemplated by this Agreement shall not render Seller insolvent.

                                 (12)     Employees.

                                 Seller has no employees working at the Project, and all employees working at the Project on behalf of Seller are employees of Manager.  Seller has not established any retirement, health insurance, vacation, pension, profit sharing or other benefit plans relating to the operation or maintenance of the Property; provided, however, Seller does not make any representation or warranty as to any such plans established by the Manager.  To Seller’s actual knowledge, the only employees of Manager working at the Project who are covered by any collective bargaining agreement or union contract with any labor union are the engineers.  To Seller’s knowledge, Seller has not received any written notice, nor has Manager informed Seller, of any actual or threatened union strikes, work stoppages or slow downs, or any other labor disputes or questions concerning individuals employed at the Project.  To Seller’s actual knowledge, based on Seller’s inquiry to the general manager at the Project, no benefit plans maintained by Manager for Manager’s employees working at the Project are in violation of  applicable laws or the terms of such plans.

                                 (13)     Insurance.

                                 To Seller’s actual knowledge, neither Seller nor Manager has received written notice from any insurance company of any defects or inadequacies in the Project that would affect adversely its insurability or increase the cost of insurance.

                                 (14)     Financial Statements.

                                 Seller has delivered correct and complete copies of the annual operating statements for the Project as of December 31, 2004 and December 31, 2005 (collectively, the “Financial Statements”), which were received by Seller from Manager.

                                 (15)     Agreements with Governmental Authorities.

                                 Except as set forth herein and except for the Permitted Exceptions, to Seller’s actual knowledge, neither Seller nor Manager has entered into any unrecorded commitment or agreement with any governmental authority, utility company, school board, church or other religious body, or any homeowners’ association or any other organization, group or individual, affecting all or any portion of the Project which would impose any obligation to make any contribution or dedication of money or land or to construct, install or maintain any improvements of a public or private nature on or off the Project.

                                 (16)     Right of First Refusal.

                                 To Seller’s actual knowledge, there do not exist any rights of first refusal or right of first negotiation to acquire any part of the Project, other than as set forth in the Management Agreement except for any which have been waived prior to the date hereof.

                                 (17)     Reserves.

                                 Exhibit N is a schedule which has been provided by Manager to Seller of all current FF&E replacement reserves related to the operation of the Project (as of the date hereof) held in the name of or for the benefit of Seller.

                                 (18)     Bookings.

                                 Exhibit O is a schedule (as of the date hereof) which has been provided by Manager to Seller of all advance payments and deposits under bookings for any portion of the Project related to the period from and after the Closing Date.

                                 (19)     Environmental and Property Condition Matters.

                                 Exhibit T attached hereto sets forth a correct and complete list of (i) all property condition and environmental assessments, reports and studies commissioned from third parties (other than the Manager) in connection with the purchase, financing or refinancing of the Project, in each case to the extent such assessments, reports and studies are in Seller’s possession and, to Seller’s actual knowledge based on inquiry of the general manager at the Project, in the possession of the Manager and (ii) the façade report for the Project obtained by Seller, dated November 22, 2005.  To Seller’s actual knowledge, neither Seller nor Manager, has received written notice from any governmental authority or, to Seller’s actual knowledge, from any neighboring upgradient or downgradient property owner, of any actual or potential violation of or failure to comply with any Environmental Laws with respect to the Project, or the presence or release of Hazardous Substances in, on, under or from the Project, which remains uncorrected, or of any actual or threatened obligation to undertake or bear the cost of any clean-up, removal, containment, or other remediation under any Environmental Law with respect to the Project which remains unperformed.

                                 (20)     Taxes.

                                 Except as set forth on Exhibit R-1 attached hereto, to Seller’s actual knowledge, Seller has not received any notice for an audit of any taxes which has not been resolved or completed.  Except as set forth on Exhibit R-2 attached hereto, Seller is not currently contesting or prosecuting any appeal or request for abatement or rollback with respect to any sales taxes, levies or assessments with respect to the Project; provided, however, Seller does not make and such representation or warranty with respect to the Manager.

                                 (21)     Permits.

                                 Manager has informed Seller that Exhibit S attached hereto is a list of all permits, licenses, certificates and approvals issued in connection with the Project; and, to Seller’s actual knowledge, such Exhibit S is accurate in all material respects.  To Seller’s actual knowledge, Manager has provided Purchaser with access to true, correct and complete copies of such permits, licenses, certificates and approvals.

                    B.          Limitations on Representations and Warranties.

                                 As used herein, the term “Seller’s actual knowledge” or words of similar import mean solely the conscious knowledge of Ian Gaum, the asset manager for the Project.  Such individual shall not have any personal liability or be obligated to perform any due diligence investigations in connection with making any representations or warranties herein, other than to request that the Manager verify any of the representations and warranties herein which are applicable to the Manager; and Seller’s obligation herein to make inquiry of the Manager shall be limited solely to sending the Manager a letter requesting the applicable information in writing, relaying to Purchaser any written response from the Manager and directing the Manager to discuss any verbal responses directly with Michael Schecter.  Except for the representations and warranties set forth in Subsections 3(A)(1), 3(A)(2), 3(A)(10) and 3(A)(11) above which shall survive the Closing indefinitely, all representations and warranties of Seller in this Agreement shall terminate December 29, 2006, and Seller shall have no liability thereafter with respect to such representations and warranties except to the extent Purchaser has filed a lawsuit against Seller prior to December 29, 2006, for breach of any representation or warranty.  If, to Purchaser’s actual knowledge, Purchaser is aware at Closing that any of Seller’s representations or warranties in this Agreement are not true as of the Closing and Purchaser elects nonetheless to close, Purchaser shall be deemed to have waived any claim for breach of such representation or warranty.  As used herein, the term “Purchaser’s actual knowledge” means solely the conscious knowledge of Mark W. Brugger, Michael D. Schecter, John Williams and John DuPont.

                                 Should Seller have actual knowledge that any of its representations and warranties are not true as of the date hereof in all material respects, or should any of Seller’s representations and warranties subsequently become materially untrue, Seller promptly shall notify Purchaser of same, and as Purchaser’s sole and exclusive remedy, Purchaser shall be entitled either to waive the same and close this transaction, in which event the transactions contemplated under this Agreement shall close as scheduled with no adjustment to the Purchase Price or terminate this Agreement.  If Purchaser elects to terminate this Agreement pursuant to this paragraph, Title Company shall return the Earnest Money to Purchaser, neither party to this Agreement shall thereafter have any further rights or liabilities under this Agreement except as otherwise provided herein, and to the extent Purchaser is terminating this Agreement as a result of any representations and warranties that were not true as of the date hereof or became materially untrue subsequent to the date hereof in each case  solely as a result of Seller’s actions, Seller shall reimburse Purchaser up to $500,000 of Purchaser’s documented, reasonable out of pocket expenses incurred by Purchaser in connection with this transaction.

                    C.          Disclaimer.

                                 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE DEED DELIVERED AT CLOSING, PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROJECT, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (B) THE INCOME TO BE DERIVED FROM THE PROJECT, (C) THE SUITABILITY OF THE PROJECT FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER OR ANY TENANT MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROJECT OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROJECT, (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROJECT, (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROJECT, (H) COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING THE EXISTENCE IN OR ON THE PROJECT OF HAZARDOUS SUBSTANCES OR (I) ANY OTHER MATTER WITH RESPECT TO THE PROJECT; AND, EXCEPT AS SET FORTH IN THIS AGREEMENT, PURCHASER HEREBY WAIVES ANY RIGHT TO MAKE ANY CLAIM BASED ON ANY OF THE FOREGOING, INCLUDING, WITHOUT LIMITATION, ANY RIGHT TO MAKE ANY CLAIM AGAINST SELLER BASED ON THE VIOLATION OF ANY ENVIRONMENTAL LAWS (EXCEPTING ANY CLAIMS OTHERWISE PERMITTED HEREUNDER BASED ON SELLER’S BREACH OF ANY EXPRESS REPRESENTATIONS CONCERNING ENVIRONMENTAL LAWS).

ADDITIONALLY, NO PERSON ACTING ON BEHALF OF SELLER IS AUTHORIZED TO MAKE, AND BY EXECUTION HEREOF PURCHASER ACKNOWLEDGES THAT NO PERSON HAS MADE, ANY REPRESENTATION, STATEMENT, WARRANTY, GUARANTY, COVENANT, AGREEMENT OR PROMISE REGARDING THE PROJECT OR THE TRANSACTION CONTEMPLATED HEREIN; AND NO SUCH REPRESENTATION, WARRANTY, GUARANTY, STATEMENT OR PROMISE, IF ANY, MADE BY ANY PERSON ACTING ON BEHALF OF SELLER SHALL BE VALID OR BINDING UPON SELLER UNLESS EXPRESSLY SET FORTH HEREIN.  PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROJECT, PURCHASER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROJECT AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, AND PURCHASER AGREES TO ACCEPT THE PROJECT AT THE CLOSING AND WAIVE ALL OBJECTIONS OR CLAIMS AGAINST SELLER (INCLUDING, BUT NOT LIMITED TO, ANY RIGHT OR CLAIM OF CONTRIBUTION) ARISING FROM OR RELATED TO THE PROJECT OR TO ANY HAZARDOUS SUBSTANCES ON THE PROJECT EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.  PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROJECT WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY, TRUTHFULNESS OR COMPLETENESS OF SUCH INFORMATION EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.  SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENT, REPRESENTATION OR INFORMATION PERTAINING TO THE PROJECT, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, CONTRACTOR, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROJECT AS PROVIDED FOR HEREIN IS MADE ON AN “AS IS” CONDITION AND BASIS WITH ALL FAULTS.  IT IS UNDERSTOOD AND AGREED THAT THE PURCHASE PRICE HAS BEEN ADJUSTED BY PRIOR NEGOTIATION TO REFLECT THAT ALL OF THE PROJECT IS SOLD BY SELLER AND PURCHASED BY PURCHASER SUBJECT TO THE FOREGOING.  THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING OR ANY TERMINATION HEREOF.

                                 Notwithstanding the above, if any actual, existing violations are noted or issued by any federal, state or local governmental authority between the date hereof and the day immediately preceding the Closing Date which cost less than $500,000 to cure, then Purchaser shall be obligated to close the transaction contemplated under this Agreement and shall receive a credit against the Purchase Price for the cost to cure such violations unless Seller is contesting such violation in which case the cost to cure such violation shall be placed by Seller in escrow with the Title Company until the violation is cured; provided, however, that if such violations are incapable of being cured or the cost to cure such violations is greater than $500,000 (such violations, “Excess Violations”), Purchaser shall not be obligated to close the transaction contemplated hereby and may terminate this Agreement, unless Seller, at its sole option, provides Purchaser an additional credit against the Purchase Price to cure such violations or places the cost to cure such violations in escrow as set forth above.  Seller shall notify Purchaser within 5 business days after Seller learns of any violations which are noted or issued from and after the date hereof, the cost to cure such violations, and whether it elects to provide an additional credit to Purchaser to cure any Excess Violations.  If Seller notifies Purchaser that it is unable to cure the Excess Violations or is unwilling to provide an additional credit to Purchaser to cure the Excess Violations or to place the cost to cure the Excess Violations in escrow as set forth above, then Purchaser shall provide written notice to Seller within 3 business days after notice from Seller whether (x) Purchaser agrees to waive such violations, in which event the transactions contemplated under this Agreement shall close as scheduled with no adjustment to the Purchase Price, other than the reasonable cost to cure all violations noted or issued from and after the date hereof up to $500,000, or (y) that Purchaser is unwilling to waive such violations, in which event this Agreement shall terminate and be deemed null and void (except for those obligations which expressly survive termination), the parties hereto shall have no further obligations to or recourse against each other except as otherwise expressly set forth herein, and the Earnest Money shall be returned to Purchaser.

                    SECTION 4.     REPRESENTATIONS AND WARRANTIES OF PURCHASER.

          A.       Purchaser hereby represents and warrants to Seller as of the date hereof as follows:

                    (1)          Due Organization.

                    Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.  As of the Closing, Purchaser will be duly qualified to transact business in the State of Illinois.  Purchaser has full power and authority, and is duly authorized, to execute, enter into, deliver and perform this Agreement and its obligations hereunder.  Purchaser is not acting, directly or indirectly, for or on behalf of any entity or individual named by the United States Treasury Department as a Specifically Designated National and Blocked Person, or for or on behalf of any entity or individual designated in Executive Order 13224 (as  the same may be amended from time to time) as an entity or individual who commits, threatens to commit, or supports terrorism.  Purchaser is not engaged in the transaction contemplated by this Agreement directly or indirectly on behalf of, or facilitating such transaction directly or indirectly on behalf of, any such entity or individual

                    (2)          Power.

                    This Agreement and all other agreements, instruments and documents required to be executed or delivered by Purchaser pursuant hereto have been (or if and when executed will be) duly executed and delivered by Purchaser, and are (or will be when executed) legal, valid and binding obligations of Purchaser, enforceable in accordance with their terms.  Each person executing this Agreement and the other documents contemplated hereby on behalf of Purchaser has (or will have at the time of such execution) the authority to do so.  No consents and permissions are required to be obtained by Purchaser for the execution, delivery and performance of this Agreement and the other documents to be executed by Purchaser hereunder.  The consummation of the transactions contemplated herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any agreement or document to which Purchaser is a party or by which it is bound, Purchaser’s organizational documents, or any statute, order, rule or regulation of any court or of any federal or state regulatory body or any administrative agency or any other governmental body having jurisdiction over Purchaser.

                    (3)          No Proceedings.

                    Purchaser has not received any written notice that there is currently pending any proceedings, legal, equitable or otherwise, against Purchaser which would affect its ability to perform its obligations hereunder.

                    (4)          ERISA.

                    Purchaser is not and is not acting on behalf of an “employee benefit plan” within the meaning of Section 3(3) of ERISA, a “plan” within the meaning of Section 4975 of the Code, or an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of any such employee benefit plan or plans.

                    B.          Limitations on Representations and Warranties.

                                 All representations and warranties of Purchaser in this Agreement shall survive the Closing indefinitely.

                                 SECTION 5.     OPERATION OF THE PROJECT PRIOR TO CLOSING AND COVENANTS OF THE PARTIES.

                    A.          Seller shall do all of the following, from and after the date hereof through the Closing:

                                 (1)          request that Manager operate and maintain the Project in the same manner as currently being operated and subject to damage, destruction or loss to the Project in which event Purchaser shall have the rights set forth in Section 6(C), and request that Manager cause the Project to be, on the Closing Date, in the same condition as exists as of the date of this Agreement (normal wear and tear excepted);

                                 (2)          maintain or, to the extent Manager is maintaining the insurance, request Manager to maintain all existing insurance carried on the Project by Seller or Manager;

                                 (3)          request Manager not to enter into any material agreements affecting the Project which would be binding on Purchaser after Closing without the prior written consent of Purchaser, and request Manager not to materially modify, amend, terminate, cancel or grant concessions regarding any existing agreements which would be binding on Purchaser after Closing; provided, however, nothing herein shall be construed as prohibiting Manager from entering into agreements or amendments to agreements in the ordinary course of business in accordance with its management agreement for the Project;

                                 (4)          not make and request Manager not to make, or obligate itself to make, any material alterations or modifications to the Project, except in the case of emergencies and except in the ordinary course of business; and

                                 (5)          request that Manager not enter into any new bookings for the Project except in the ordinary course of business and consistent with past practices.;

                                 (6)          Cooperate with Purchaser (at no out-of-pocket cost to Seller) in all reasonable respects in connection with the transfer (if any) of any permits, licenses, certificates and approvals issued with respect to the Project to Purchaser or the issuance of any new permits, licenses, certificates or approvals (if any) to Purchaser, each to be effective no earlier than Closing, and request Manager to (i) use commercially reasonable efforts to preserve in force all existing permits, licenses, certificates and approvals issued with respect to the Project and (ii) cause all those expiring during the period between the date hereof and the Closing to be renewed prior to the Closing Date;

                                 (7)          Not market, sell, convey or offer to sell any portion of the Hotel (nor permit Manager to do any of the same), except for items sold or consumed in the ordinary course of business;

                                 (8)          Request Manager to perform all of Seller’s and Manager’s obligations under the Service and Supply Contracts, Tenant Leases, Equipment Leases, Property Agreements and Loan Documents;

                                 (9)          Provide Purchaser, by March 15, 2006, with audited financial statements for the Project for calendar year 2005 in the same form as the Project’s audited financial statements for calendar years 2003 and 2004; and, if Seller fails to provide Purchaser with such financial statements by such date, Purchaser may terminate this Agreement and obtain a refund of the Earnest Money and the Extension Deposit (if any).  If Purchaser fails to notify Seller in writing by the earlier of the Closing Date or March 20, 2006, however, that it has exercised such right to terminate this Agreement, such right shall be deemed waived by Purchaser.

                                 (10)        Not grant any consent requested by Manager pursuant to the Management Agreement without first consulting with Purchaser; and

                                 (11)        Not enter into any employment contracts without the express written consent of Purchaser (provided, however, this shall not be applicable to the Manager), not give any termination notices under the WARN Act to any employees of the Project, and request Manager not to give any termination notices under the WARN Act to any employees at the Project.

                    B.          Purchaser shall hire a sufficient number of persons currently employed for work in or in connection with the Project to avoid triggering the WARN Act and shall indemnify, defend and hold Seller harmless from all liability under the WARN Act to the extent attributable to a breach by Purchaser of this obligation.

                                 SECTION 6.     CONDITIONS TO CLOSING.  In addition to the conditions provided in other provisions of this Agreement, the parties’ obligations to perform their undertakings provided in this Agreement, are each conditioned on the fulfillment of the following which (as indicated below) is a condition to one or both parties’ obligations to perform hereunder:

                                 A.          As a condition to Purchaser’s obligation to perform hereunder, Title Company shall be irrevocably committed to issue to Purchaser an extended coverage owner’s policy of title insurance (the “Owner’s Policy”) with Purchaser named as insured, dated as of the Closing Date, with a liability limit no greater than the Purchase Price, insuring that fee title to the Land and Improvements are vested in Purchaser, subject only to the all matters set forth on Exhibit P attached hereto (the “Permitted Exceptions”) and Tenant Leases, and insuring Purchaser’s interest in the Reciprocal Easement Agreement, Emergency Exit Easement Agreement, Marriott Parking Agreement and Parking Easement.

                                 B.          As a condition to each party’s obligation to perform hereunder, the due performance in all material respects by the other of all undertakings and agreements to be performed by the other hereunder and the truth in all material respects of each representation and warranty as set forth herein made pursuant to this Agreement by the other at the Closing Date.

                                 C.          As a condition to Purchaser’s obligation to perform hereunder (and not as a default), that there shall not have occurred between the date hereof and the Closing Date, inclusive, destruction of or damage or loss to the Project (whether or not covered by insurance proceeds) from any cause whatsoever the cost of which to repair, as reasonably estimated by an independent and disinterested architect or registered professional engineer competent to make such estimate and reasonably approved by Seller and Purchaser, exceeds four percent (4%) of the Purchase Price; provided, however, that in the event of such destruction or damage, Purchaser may elect to proceed with the Closing in which case Seller shall assign to Purchaser all of Seller’s right, title an interest to any previously received and future proceeds from the insurance policies covering such destruction or damage and shall pay to Purchaser the amount of any deductibles thereunder.  If the cost of repairing the destruction, damage or loss after Closing as reasonably estimated by the architect or engineer is less than four percent (4%) of the Purchase Price, the parties shall proceed with the Closing as provided herein and Seller shall assign to Purchaser all of Seller’s right, title an interest to any previously received and future proceeds from the insurance policies covering such destruction or damage and shall pay to Purchaser the amount of any deductibles thereunder.  Seller shall promptly notify Purchaser of the occurrence of any casualty prior to the Closing.  If this Agreement is terminated as a result of a casualty pursuant to this Section 6(C), Purchaser shall obtain a refund of the Earnest Money, following which the parties hereto shall be released from all further obligations hereunder, except those which expressly survive a termination of this Agreement.

                                 D.          As a condition to Purchaser’s obligation to perform hereunder (and not as a default), that there shall not have occurred at any time or times on or before the Closing Date any taking or threatened taking of (i) the entirety of (x) the Project, (y) access to the Project, or (z) the rights of the owner of the Project under any of the Reciprocal Easement Agreement, Emergency Exit Easement Agreement, Marriott Parking Agreement or Parking Easement Agreement, or (ii) any part thereof, by condemnation, eminent domain or similar proceedings which is reasonably expected (as reasonably determined by an independent and disinterested architect or registered professional engineer competent to make such estimate and selected by Purchaser) to materially interfere with the operation or use of the Project as presently operated; provided, however, the Purchaser may elect to waive such condition in which case Seller shall assign to Purchaser at Closing all of Seller’s right, title and interest in and to any previously received and future proceeds resulting from any such proceeding.  In the event of any taking or threatened taking of less than the entirety of the Project by condemnation, eminent domain or similar proceedings which is not reasonably expected (as reasonably determined by the architect or engineer) to materially interfere with the operation or use of the Project as presently operated, the parties shall proceed with the Closing as provided herein, and Seller shall assign to Purchaser at Closing all of Seller’s right, title and interest in and to any previously received and future proceeds resulting from any such proceeding.  Seller shall promptly notify Purchaser of Seller’s or Manager’s receipt of any notice of any actual or threatened casualty prior to the Closing.   If this Agreement is terminated as a result of any threatened or actual condemnation pursuant to this Section 6(D), Purchaser shall obtain a refund of the Earnest Money, following which the parties hereto shall be released from all further obligations hereunder, except those which expressly survive a termination of this Agreement.

                                 E.          As a condition to Purchaser’s obligation to perform hereunder, Owner and Lessee shall have terminated the Operating Lease.

                                 SECTION 7.     CLOSING.

                                 A.          Time.  The Closing hereunder shall occur on the Closing Date through an escrow with the Title Company, the cost of which shall be shared equally between Purchaser and Seller.  Notwithstanding the above, (i) each party shall be entitled to a one-time right to adjourn the Closing Date for a 3-day period (provided, however, the party requesting such adjournment shall, notwithstanding any other provision set forth in this Agreement, pay any costs incurred as a result of such adjournment but such costs shall not include normal prorations which shall continue to be done as of the Apportionment Time (defined below), provided, further, if the Wachovia Loan is to be repaid at Closing pursuant to the terms of this Agreement and such adjournment results in additional interest being paid on the Wachovia Loan for the period after Closing, the party requesting such adjournment shall pay such additional interest), and (ii) Purchaser additionally shall be permitted a one-time right to extend the Closing Date to a date selected by Purchaser and reasonably acceptable to Seller, but in no event later than April 14, 2006, by (i) delivering written notice to Seller no later than March 7, 2006, setting forth the extended Closing Date, and (ii) simultaneously with such notice to Seller, delivering to Seller the amount of $5,000,000 (the “Extension Deposit”), which amount shall be held by Seller.  The Extension Deposit shall be nonrefundable; provided, however, that if the Closing does not occur hereunder as a result of a default by Seller hereunder, the Extension Deposit and Earnest Money shall be refunded to Purchaser.  If the Closing does not occur hereunder for any reason other than as a result of a default by Seller hereunder or the failure of Seller to deliver audited financial statements pursuant to Section 5(A)(9) hereunder, the Extension Deposit may be retained by Seller but the Earnest Money, except in the case of Purchaser’s default hereunder , shall be refunded to Purchaser.  If the Closing occurs hereunder, the Extension Deposit and Earnest Money shall be paid to Seller and credited against the Purchase Price.

                                 B.          Actions.  At the Closing, Seller shall convey the Project to Purchaser; and Purchaser shall pay to Seller the Purchase Price by wire transfer of immediately available funds, plus or minus prorations as set forth herein.  Purchaser shall receive full possession of and Title to the Project at Closing, subject only to the Tenant Leases and Permitted Exceptions.

                                 C.          Deliveries.

                                                (1)     At the Closing, Purchaser shall receive all of the following, in form and substance reasonably satisfactory to Purchaser (it being agreed by Purchaser that the documents attached hereto as Exhibits are satisfactory in form to Purchaser), all of which shall be deposited by Seller in escrow with the Title Company at least one (1) business day prior to Closing:

                                                          (a)     a special warranty deed in the form of Exhibit Q attached hereto, executed and acknowledged by Owner; together with a completed City of Chicago Water Certification;

                                                          (b)     a bill of sale and assignment for the Personal Property in the form of Exhibit F attached hereto, executed by Seller;

                                                          (c)     an assignment of the Property Agreements and Service and Supply Contracts to which Seller is a party, in the form of Exhibit G attached hereto (the “Assignment of Contracts”), executed by Seller, assigning to Purchaser Seller’s interest in the Service and Supply Contracts and Property Agreements;

                                                          (d)     an assignment of the Tenant Leases, in the form of Exhibit H attached hereto (the “Assignment of Tenant Leases”), executed by Seller, assigning the Tenant Leases to Purchaser;

                                                          (e)     an assignment of the Equipment Leases to which Seller is a party, in the form of Exhibit I attached hereto (the “Assignment of Equipment Leases”), executed by Seller, assigning to Purchaser the Equipment Leases;

                                                          (f)     if applicable, an assignment of the Loan Documents, in the form reasonably required by Wachovia Bank (the “Assignment of Loan Documents”), executed (and to the extent required, acknowledged) by Seller, assigning to Purchaser the Loan Documents;

                                                          (g)     all transferable licenses, permits, approvals, zoning exceptions and approvals, consents and orders of governmental, municipal or regulatory authorities in Seller’s possession or control and relating to the ownership, operation and use of the Project (provided any such items in the possession of the Manager shall remain in Manager’s possession);

                                                          (h)     notices to each of the tenants to the Tenant Leases, notifying them of the sale of the Project and directing them to pay all future rent as Purchaser may direct, and notices to the other parties under the Service and Supply Contracts, Property Agreements and Equipment Leases notifying them of the sale of the Project to Purchaser;

                                                           (i)     a closing statement setting forth all prorations and credits required hereunder, executed by Seller;

                                                          (j)     an affidavit from Seller that it is not a “foreign person” or subject to withholding requirements under the Foreign Investment in Real Property Tax Act of 1980, as amended;

                                                          (k)     any documents reasonably required of Seller by Title Company, including an ALTA statement;

                                                          (l)     the original of all Tenant Leases, Service and Supply Contracts, Property Agreements, Equipment Leases, Loan Documents, and any guarantees and warranties to the extent they are in the possession of Seller or reasonably accessible by Seller (provided any such items in the possession of the Manager shall remain in Manager’s possession);

                                                          (m)     all keys and combinations to locks located at the Project (provided any such items in the possession of the Manager shall remain in Manager’s possession);

                                                          (n)     all maintenance records, plans and specifications and books and records relating to the Project, other than confidential books and records of Seller or Manager, which are in the possession of Seller or reasonably accessible by Seller (provided any such items in the possession of the Manager shall remain in Manager’s possession); provided, however, Purchaser shall give Seller access to such items after Closing to the extent reasonably necessary for Seller to resolve any matters with respect to the Project for the period prior to Closing;

                                                          (o)     such evidence as Purchaser or the Title Company may reasonably require as to the due, authorization, execution and delivery by Seller of this Agreement and the documents required to be executed by Seller hereunder;

                                                          (p)     a certificate executed by Seller reaffirming that Seller’s representations and warranties set forth in this Agreement are true and correct in all material respects as of the Closing, provided such certificate shall be subject to the qualifications and limitations on Seller’s liabilities set forth in this Agreement;

                                                          (q)     such state, county or city sales or realty transfer tax forms or certifications as Seller may be required to execute in connection with the transactions contemplated hereby;

                                                          (r)     evidence of the termination of the Operating Lease; and

                                                          (s)     the Seller’s Guaranty  in the form of Exhibit U attached hereto, duly executed by Guarantor.

                                 (2)     Seller shall have received from Purchaser all of the following, in form and substance reasonably satisfactory to Seller (it being agreed by Seller that the documents attached hereto as Exhibits are satisfactory in form to Seller), all of which shall have been deposited by Purchaser in escrow with the Title Company at least one (1) business day prior to the Closing Date:

                                           (a)     payment of the Purchase Price, plus or minus prorations;

                                           (b)     counterparts of the Assignment of Contracts, the Assignment of Tenant Leases, the Assignment of Equipment Leases and, if applicable, the Assignment of Loan Documents, each executed (and to the extent required, acknowledged) by Purchaser;

                                           (c)     a closing statement setting forth all prorations and credits required hereunder, executed by Seller;

                                           (d)     such evidence as Seller or the Title Company may reasonably require as to the due, authorization, execution and delivery by Purchaser of this Agreement and the documents required to be executed by Purchaser hereunder;

                                           (e)     a certificate executed by Purchaser reaffirming that Purchaser’s representations and warranties set forth in this Agreement are true and correct in all material respects as of the Closing, provided such certificate shall be subject to the qualifications and limitations on Purchaser’s liabilities set forth in this Agreement; and

                                           (f)     such state, county or city sales or realty transfer tax forms or certifications as Purchaser may be required to execute in connection with the transactions contemplated hereby.

          D.          Prorations.  Except as otherwise expressly set forth in this Section 7(D), all items of income and expense of the Project with respect to the period prior to 12:01 A.M. on the Closing Date (the “Apportionment Time”) shall be for the account of Seller, and all items of income and expense of the Project with respect to the period after the Apportionment Time shall be for the account of Purchaser.  Except as otherwise expressly set forth in this section, all prorations shall be on an accrual basis in accordance with generally accepted accounting principles (except as set forth herein), and based on the actual number of days in the applicable period.  The Purchase Price for the Project shall be subject to prorations and credits as follows to be determined as of the Apportionment Time, the Closing Date being a day of income and expense to Purchaser; provided, however, if Seller’s bank does not receive the Purchase Price by 1:00 p.m. its time on the Closing Date, the prorations shall be determined as of 12:01 a.m. on the first business day following the Closing Date:

            1.          Hotel Receivables and Payables.  Since Marriott owns all working capital for the Project and remits to Seller each month Seller’s share of net operating income (excluding any adjustment for real estate taxes, rents under the Tenant Leases and parking charges for the Project which are paid or collected directly by Seller) from the operation of the Project (the “Net Operating Income”), there will be no proration of receivables and payables from the Project at Closing; but instead Seller shall be entitled to all Net Operating Income for the period prior to the Closing Date and Purchaser shall be entitled to all Net Operating Income for the period from and after the Closing Date.  Net Operating Income for the accounting period in which the Closing occurs shall be prorated at Closing based on the portion of the accounting period during which Seller and Purchaser owned the Project and based on Marriott’s forecast of Net Operating Income for such accounting period.  Promptly after the actual Net Operating Income for such accounting period has been finally determined by Marriott, Seller and Purchaser shall reprorate the Net Operating Income for such accounting period based on the actual amount of Net Operating Income for such accounting period.  In addition, Seller and Purchaser shall prorate at Closing the interest charged by Manager on the working capital supplied by Manager for the Project in the same manner.

            2.          Rents payable under Tenant Leases.  Any portion of any rents under Tenant Leases collected subsequent to the Closing Date and properly allocable to periods prior to the Closing shall be paid, promptly after receipt, to Seller; and any portion thereof properly allocable to periods subsequent to the Closing Date, if any, shall be paid to Purchaser.  Any advance rental payments or deposits paid by tenants under Tenant Leases prior to the Closing Date and applicable to the period of time subsequent to the Closing Date and any security deposits or other amounts paid by tenants under Tenant Lease shall be credited to Purchaser on the Closing Date.  No credit shall be given Seller for accrued and unpaid rent or any other non-current sums due from tenants under Tenant Leases until said sums are paid.

            3.          Taxes.  Real estate taxes shall be prorated based on the real estate taxes due and payable for the first half of the calendar year in which the Closing occurs regardless of when such taxes accrue, i.e., the real estate taxes to be prorated shall be the first installment of the 2005 real estate taxes payable in calendar year 2006, and Purchaser shall be solely responsible for the second installment of the 2005 real estate taxes payable in 2006 and the 2006 real estate taxes payable in calendar year 2007. As a result, since the first installment of the 2005 real estate taxes payable in 2006 shall have been paid prior to the Closing, Purchaser shall give Seller a credit for real estate taxes equal to such first installment paid by Seller minus Seller’s share thereof (Seller’s share being equal to such first installment times a fraction, the numerator of which is the number of days in calendar year 2006 prior to the Closing Date and the denominator of which is 181).  Such proration shall be final and not subject to reproration when the final tax bill for 2005 real estate taxes has been issued, and Purchaser shall be responsible for any real estate tax increases for 2005 real estate taxes.  Purchaser shall also give Seller a credit for a prorata portion of any costs incurred by Seller in protesting such taxes or the assessments on the Project, and Seller shall also give Purchaser a credit for any special assessments which are levied or charged against the Project and due and payable prior to Closing.

            4.          Tax Refunds or Rebates.  Seller shall be entitled to any real estate tax refunds or rebates attributable to 2004 real estate taxes and years prior thereto.  Seller shall be entitled to its pro rata share of any real estate tax refunds or rebates attributable to 2005 real estate taxes, which pro rata share shall be calculated in the same manner as the calculation of Seller’s real estate tax credit under Section 7D(3) above, i.e. without the benefit of any adjustment based on the final tax bill for 2005 real estate taxes.  By way of example, if the first installment of the 2005 real estate taxes payable in 2006 is $600.00, the second installment of 2005 real estate taxes payable in 2006 is $4,200.00, the Closing Date occurs on February 1, 2006 and a tax refund or rebate for 2005 real estate taxes is issued in the amount of $2,400.00 (i.e 50% of the entire tax bill for 2005 real estate taxes), then Seller shall be entitled to $50.00 of such tax refund or rebate (i.e 50% of the amount Seller effectively paid for 2005 real estate taxes due to the credit Seller received at Closing, as opposed to the entirety of the credit attributable to January, 2006) and Purchaser shall be entitled to the balance, less any reasonable third-party costs of collection incurred by Seller prior to the Closing Date, which shall be credited to Seller.  Purchaser shall also be entitled to any real estate tax refunds or rebates for calendar year 2006 and thereafter.  Seller shall have the sole right to settle or contest any real estate taxes attributable to 2004 real estate taxes, and Purchaser shall have the sole right to settle or contest any real estate taxes attributable to 2005 real estate taxes and thereafter.

            5.          Parking Charges.  All parking charges for the full night preceding the Closing Date shall be shared equally by Seller and Purchaser.  All other parking charges incurred for the period prior to the Apportionment Time shall belong to and be apportioned to Seller and all other parking charges incurred for the period after the Apportionment Time shall belong to and be apportioned to Purchaser.

6. FF&E Loan. Purchaser shall give Seller a credit at Closing equal to the unpaid amount of all “Advances” under the Funding Agreement.

7. FF&E Reserve. Purchaser shall give Seller a credit at Closing equal to the amount of the FF&E Reserve held by Manager under the Management Agreement.

          Each party shall cause its designated representatives to enter the Project only at reasonable times and without unreasonably interfering with operations, both before and after the Closing Date, for the purpose of making such examinations, and audits of the Project, and of the books and records of the Project, as they deem necessary to make the adjustments and prorations required under this Section 7(D) or under any other provisions of this Agreement.  Based upon such examinations and audits, at the Closing, the representatives of the parties shall jointly prepare and deliver to each party a preliminary closing statement which shall show the net amount due either to Seller or Purchaser as a result thereof, and such net amount will be added to, or subtracted from the payment of the Purchase Price to be paid to Seller.  Within one hundred and twenty (120) days following the Closing Date, Seller and Purchaser shall agree on a post closing statement setting forth any adjustments to the preliminary closing statement prepared.  The net amount due Seller or Purchaser, if any, by reason of adjustments to the preliminary closing statement as shown in the post closing statement, shall be paid in cash by the party obligated therefore within ten (10) days following the date of the post closing statement.  In addition, Seller and Purchaser shall agree on a final closing statement setting forth the final determination of all items to be included on such final closing statement no later than December 1, 2006.  The net amount due Seller or Purchaser, if any, by reason of adjustments to the post closing statement as shown in the final closing statement, shall be paid in cash by the party obligated therefore within ten (10) days following the date of the final closing statement.

          If Seller and Purchaser, each acting reasonably and in good faith, cannot resolve any issue with respect to the adjustments described in this section, they shall submit such issue for binding resolution by a nationally recognized accounting firm either mutually acceptable to both parties or, if the parties cannot agree, selected by the American Arbitration Association (“Accounting Firm”) .  The parties shall bear equally all fees and expenses of the Accounting Firm in connection with the resolution of such issue, and each party shall bear its own legal, accounting and other fees and expenses incurred in connection with the resolution of the issue by the Accounting Firm.  Such resolution shall be final and binding on the parties and judgment may be entered upon such resolution in any court having jurisdiction thereof.  Seller and Purchaser agree that the proceeding described in this section shall be conducted in Bethesda, Maryland.

          The provisions of this Section 7(D) shall survive the Closing until payment of the final adjustment due under the final closing statement.

          E.          Expenses.  Seller shall pay (1) any transfer taxes imposed by the State of Illinois and the County of Cook in connection with the recording of the Deed; (2) Title Commitment charges , together with the premium for the Owner’s Policy (defined above), excluding the cost of any endorsements (other than the cost to provide extended coverage or the cost of any endorsement with respect to any Title Objections or other exceptions to title Seller has elected to cure pursuant to Section 7(F), as to which Seller shall be responsible), (3) one-half of any escrow or closing fees charged by the Title Company, (4)  the cost of the survey of the Project, together with any updates thereto, and (5) its own legal expenses.  Purchaser shall pay (1) any transfer taxes imposed by the City of Chicago in connection with the recording of the Deed, (2) the costs of endorsements to the Owner’s Policy for which Seller is not responsible, (3) any taxes on the transfer of the Personal Property, (4) one-half of any escrow or closing fees charged by the Title Company, and (6) Purchaser’s own due diligence and legal expenses.  Any other closing expenses shall be allocated in accordance with the custom in Chicago, Illinois.

          F.          Title.  Purchaser has heretofore obtained (i) a survey of the Project, dated February 12, 2004, prepared by Gremley & Beidermann, Inc. as Order No. 992008 (the “Survey”) and (ii) a current title insurance commitment for the Project (the “Title Commitment”).  Purchaser acknowledges that it shall not be entitled to object to, and shall be deemed to have approved the Permitted Exceptions and any matters shown on the Survey.  If, after the date hereof and prior to the Closing Date, new title exceptions that were not previously reported in the Title Commitment or shown on the Survey are disclosed on an update of the Title Commitment or Survey, Purchaser shall have the earlier of five (5) business days or the occurrence of the Closing Date to approve such updates to the Survey and Title Commitment.  All matters showing thereon which are approved by Purchaser shall be deemed “Permitted Exceptions.”  If Purchaser disapproves any such matters as set forth above, Seller shall have five (5) business days in which to elect in its sole discretion to cause to be released and discharged of record or cause to be insured over (at no cost to Purchaser) on or prior to Closing any matters which Purchaser has disapproved; provided, however, Seller shall in any event cause to be discharged and released of record on or prior to the Closing any (i) delinquent taxes, or mortgages, deeds of trust and security agreements securing indebtedness or obligations which were created or expressly assumed by or on behalf of Seller, (ii) judgment liens or construction, mechanics, materialmen’s or other similar liens or charges arising by operation of law, which judgments or other such liens or charges do not exceed the sum of $250,000 in the aggregate and are not the obligation of the Manager provided Seller may instead cause such liens or charges to be insured over at no cost to Purchaser, (iii) liens or encumbrances that Seller has intentionally caused to be placed on the Property after the date hereof, and (iv) any other liens or encumbrances placed on the Property after the date hereof provided the cost of discharging such liens and encumbrances does not exceed $100,000 in the aggregate and provided further Seller may instead cause such liens and encumbrances up to a maximum of $100,000 to be insured over at no cost to Purchaser (in each case other than Permitted Exceptions) (items (i), (ii), (iii) and (iv) collectively being the “Title Objections”).  Seller may extend the Closing Date for up to thirty (30) days in order to cure any title exceptions which Seller has elected or is obligated to cure hereunder.  If Seller does not provide a response to Purchaser within the five (5) business day period referenced above, Seller shall be deemed to have elected to not cure the title matter objected to by Purchaser.  If Seller does not elect to correct or have insured over any matters disapproved by Purchaser as set forth above as to which Seller is not obligated to have discharged and released or insured over by Closing, Purchaser shall have five (5) business days after Seller’s election or deemed election in which to elect either to (x) waive its objection to such matters, in which case such matters shall be deemed Permitted Exceptions and the transfer contemplated hereby shall close as scheduled with no adjustment to the Purchase Price, other than the cost to cure such matters which Seller is obligated to cure as set forth above, or (y) terminate this Agreement and obtain a refund of the Earnest Money, following which the parties hereto shall be released from all further obligations hereunder, except those which expressly survive a termination of this Agreement.  Purchaser shall be deemed to have elected to terminate this Agreement if Purchaser does not notify Seller of its election within such five (5) business day period.  Prior to the Closing Date, Seller shall have the Survey certified to Purchaser, Title Company and Wachovia Bank, and Seller shall cause the Survey to be updated to the extent required by Title Company or Wachovia Bank.

                    SECTION 8.     WAIVER; SEVERABILITY.  Each party hereto may, at any time or times, at its election, waive any of the conditions to its obligations hereunder by a written waiver expressly detailing the extent of such waiver (and no other waiver or alleged waiver by such party shall be effective for any purpose).  No such waiver shall reduce the rights or remedies of such party by reason of any breach by the other party or parties of any of its or their obligations hereunder.  If any term, covenant, condition or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, covenants, conditions or provisions of this Agreement, or the application thereof to any person or circumstance, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

                    SECTION 9.     BROKERS.  Purchaser and Seller each represents and warrants to the other that it has not hired any brokers or finders in connection with the transaction set forth herein.  Purchaser shall indemnify, defend and hold harmless Seller from and against any and all Damages resulting from a breach of the foregoing representation or any claim that may be made by any broker or other person claiming a commission, fee or other compensation by reason of having dealt with Purchaser in connection with this transaction including, without limitation, any Damage incurred in enforcing this indemnity.  Seller shall indemnify, defend and hold harmless Purchaser from and against any and all Damages resulting from a breach of the foregoing representation or any claim that may be made by any broker or other person claiming a commission, fee or other compensation by reason of having dealt with Seller in connection with this transaction including, without limitation, any Damage incurred in enforcing this indemnity.  This Section 9 shall survive the Closing or termination of this Agreement.

                    SECTION 10.    FURTHER INSTRUMENTS. Each party will, whenever and as often as it shall be requested so to do by the other, cause to be executed, acknowledged or delivered any and all such further instruments and documents as may be necessary or proper, in the reasonable opinion of the requesting party, in order to carry out the intent and purpose of this Agreement and as is consistent with this Agreement.

                    SECTION 11.    ASSIGNMENT; NO THIRD PARTY BENEFITS.  Purchaser may not assign its rights under this Agreement without the prior written consent of Seller except to an entity controlled by Purchaser (in which event the transferee shall assume in writing all of the transferor’s obligations hereunder and the transferor shall remain liable hereunder).  Purchaser shall notify Seller at least ten (10) days prior to Closing of any assignment of this Agreement.  Subject to the foregoing, this Agreement is made for the sole benefit of Purchaser and Seller and their respective successors and assigns, and no other person or persons shall have any right or remedy or other legal interest of any kind under or by reason of this Agreement.  Whether or not either party hereto elects to employ any or all the rights, powers or remedies available to it hereunder, such party shall have no obligation or liability of any kind to any third party by reason of this Agreement or by reason of any of such party’s actions or omissions pursuant hereto or otherwise in connection with this Agreement or the transactions contemplated hereby except as set forth above.

                    SECTION 12.    REMEDIES.

                    A.          If Purchaser defaults hereunder in any material respect prior to Closing, Seller’s sole remedy shall be to either terminate this Agreement and recover the Earnest Money and Extension Deposit (if any) as liquidated damages or waive its right to terminate and instead proceed to Closing; provided, however, Seller shall also be entitled to its reasonable attorneys’ fees and expenses as provided in Section 14 below.  The parties agree that Seller’s damages in the event of a default by Purchaser prior to Closing will be difficult to determine and that the Earnest Money and Extension Deposit (if any) are a fair estimate of those damages.  If Seller shall default hereunder in any material respect prior to Closing, Purchaser shall be entitled as its sole remedies to terminate this Agreement and obtain a refund of the Earnest Money and Extension Deposit (if any), waive its right to terminate and instead proceed to Closing or sue for specific performance of this Agreement without any abatement of the Purchase Price (other than the costs and expenses, including reasonable attorneys’ fees and expenses, actually incurred by Purchaser or its affiliates in connection with the foregoing); and Purchaser waives any other rights or remedies at law or equity; provided, however, Purchaser shall also be entitled to its reasonable attorneys’ fees and expenses as provided in Section 14 below.  Upon the termination of this Agreement pursuant to this Section 12(A), neither party shall have any further obligations or liabilities to the other party, except for obligations that expressly survive termination of this Agreement.

                    B.          Subject to Section 12(E) hereof, Seller hereby agrees to indemnify Purchaser, and its directors, officers, employees, partners, agents, representatives, members and affiliates (collectively, “Purchaser Indemnified Parties”), and to hold the Purchaser Indemnified Parties harmless from and against, any and all any and all damages, liabilities, losses, claims, penalties, costs and expenses (including reasonable attorneys’ fees and expenses) actually incurred by such Purchaser Indemnified Party (“Damages”) that are due to (i) any breach of any representation or warranty made by Seller in Sections 3 and 9 of this Agreement, (ii) any breach of the covenants set forth in Section 5(A)(4) and Section 5(A)(11) provided, however, Seller shall not be responsible for any actions of the Manager which are contrary to such Sections, and (iii) liabilities under the Service and Supply Contracts, Property Agreements, Tenant Leases, Equipment Leases and Loan Agreement to the extent arising prior to the Closing Date or otherwise relating to the period prior to the Closing Date (except to the extent that Purchaser receives a credit therefor at Closing); provided, however, that Damages pursuant to this subsection (ii) shall be limited to the amount of expense that would be incurred by Seller under the Management Agreement, giving effect to the Incentive Management Fee provided for thereunder.  Without limiting the generality of the foregoing indemnity, Purchaser shall not assume, and nothing in this Agreement shall make Purchaser or any of its affiliates become obligated with respect to, any (a) liabilities arising prior to the Closing Date unless Purchaser expressly assumed such liabilities or received a credit for such liability at Closing or (b) liabilities for any federal, state or local income or franchise tax of Seller or any of its affiliates.

                    C.          Subject to Section 12(E) hereof, Purchaser hereby agrees to indemnify Seller, and its directors, officers and employees, partners, agents, representatives, members and affiliates (collectively, “Seller Indemnified Parties”), and to hold the Seller Indemnified Parties harmless from and against, any and all Damages paid or incurred by the Seller Indemnified Parties due to (i) any breach of any representation or warranty made by Purchaser in Sections 4 and 9 of this Agreement, (ii) any obligations with respect to which Purchaser receives a credit at Closing, to the extent of such credit, and (iii) liabilities under the Service and Supply Contracts, Property Agreements, Tenant Leases, Equipment Leases and Loan Agreement to the extent arising from and after the Closing Date or otherwise relating to the period from and after the Closing Date (except to the extent that Seller receives a credit therefor at Closing); provided, however, that Damages pursuant to this subsection (iii) shall be limited to the amount of expense that would be incurred by Purchaser under the Management Agreement, giving effect to the Incentive Management Fee provided for thereunder.  Without limiting the generality of the foregoing indemnity, nothing in this Agreement shall make Seller become obligated with respect to, any liabilities for any federal, state or local income or franchise tax of Purchaser or any of its affiliates.

                    D.          Notwithstanding the foregoing provisions of this Section 12, the obligations of Seller under Section 12(B)(iii) and Purchaser under Section 12(C)(iii) shall not extend to (i) any Damages arising out of the alleged presence at, or release or disposal from the Project of any Hazardous Substance in violation of any Environmental Laws, (ii) any Damages arising out of a violation of any applicable legal requirement with respect to the physical condition, maintenance or improvement of the Project (including zoning and building codes and the Americans with Disabilities Act), or (iii) any Damages arising out of the state of the physical condition, maintenance or improvement of the Project, except (in the case of this clause (iii) only) Damages for the death of or injury to third parties, or damage to property other than the Project arising out of accidents, either intentional or negligent, occurring prior to Closing.

                    E.          Seller’s liability under Section 12(B)(i) and Section 12(B)(ii) shall not exceed $5,000,000 in the aggregate.  Further, Seller shall not be required to provide indemnification pursuant to Section 12(B) to the extent the aggregate amount of claims thereunder does not exceed $100,000.  The limitations on liability set forth in this Section 12(E) shall not apply to Seller’s obligations with respect to the prorations or other post-Closing adjustments required under Section 7(D)

                    F.          Whenever either party shall learn through the filing of a claim or the commencement of a proceeding or otherwise of the existence of any liability for which the other party is or may be responsible under Section 12(B) or 12(C), the party learning of such liability shall notify the other party promptly and furnish such copies of documents (and make originals thereof available) and such other information as such party may have that may be used or useful in the defense of such claims.

                    G.          From and after Closing, the indemnification provisions in this Section 12 shall be the exclusive remedies of Seller and Purchaser in connection with any of the matters described in this Section 12, the transaction described in this Agreement and/or the Project, and each party hereby waives and releases any other rights or remedies it may have under applicable law or at equity in connection therewith.  The provisions of this Section 12 shall survive the Closing indefinitely (but shall be subject to applicable statutes of limitations); provided, however, that the provisions of Section 12(B)(i) and Section 12(B)(ii) shall be subject to the time limitations set forth in Section 3(B).

                    H.          If a claim by a third party is made against any Seller Indemnified Party or Purchaser Indemnified Party, and if either of such parties intends to seek indemnity with respect thereto under Section 12(B) or Section 12(C), such party shall promptly notify the other party of such claim.  The indemnifying party shall have thirty (30) days after receipt of the above-referenced notice to notify the indemnified party that it intends to undertake, conduct and control, through counsel of its own choosing (subject to the consent of the indemnified party, such consent not to be unreasonably withheld or delayed) and at its expense, the settlement or defense thereof, and the indemnified party shall reasonably cooperate with it in connection therewith; provided that: (i) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided that the fees and expenses of such counsel shall be borne by the indemnified party, and provided that the indemnifying party shall control such settlement or defense, except that no such matter shall be settled without the prior written consent of the indemnified party if the indemnified party will not be released from all liability in connection with such matter as part of such settlement; and (ii) the indemnifying party shall agree promptly to reimburse the indemnified party for the full amount of any loss resulting from such claim and all related expenses incurred by the indemnified party within the limits of Section 12(B) or Section 12(C), as the case may be.  As long as the indemnifying party is reasonably contesting any such claim in good faith, the indemnified party shall not pay or settle any such claim.  Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such claim solely with respect to itself, provided that in such event they shall waive any right to indemnity therefor by the indemnifying party.  If the indemnifying party does not notify the indemnified party within thirty (30) days after receipt of the indemnified party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the indemnified party shall have the right to contest, settle or compromise the claim in the exercise of its sole discretion at the expense of the indemnifying party, subject to the limitations set forth in this Section 12.

                    SECTION 13.     NOTICES.  All notices and other communications which either party is required or desires to send to the other shall be in writing and shall be sent by messenger, facsimile, reputable overnight courier or registered or certified mail, postage prepaid, return receipt requested.  Notices and other communications shall be deemed to have been given on the date of actual receipt or refusal thereof.  If a notice is sent by facsimile, a copy of the notice shall be sent by one of the other methods specified above.  Notices shall be addressed as follows:

(a)	To Seller:

c/o LaSalle Hotel Properties
3 Bethesda Metro Center, Suite 1200
Bethesda, Maryland 20814
Attention: Chief Operating Officer
Facsimile No. (301) 941-1553

with copies to:

Carlyle Realty II, L.P.
c/o The Carlyle Group
1001 Pennsylvania Ave., NW, Ste 220
Washington, DC 20004
Attn: Gary Block
Fax 202-639-9389

and

Hagan & Vidovic LLP
200 East Randolph Drive
Suite 4322
Chicago, Illinois 60601
Attention: R. K. Hagan
Facsimile No. (312) 228-0982

(b)	To Purchaser:

c/o DiamondRock Hospitality Company
6903 Rockledge Drive, Suite 800
Bethesda, Maryland 20817
Attention: Michael D. Schecter, Esquire
Facsimile No.:(240) 744-1199
with a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Steven D. Klein
Facsimile No. (212) 728-8111

          or to such other person and/or address as shall be specified by either party in a notice given to the other pursuant to the provisions of this Paragraph.

                    SECTION 14.     ATTORNEYS’ FEES.  In the event either party institutes legal proceedings to enforce its rights hereunder, the prevailing party in such litigation shall be paid all reasonable expenses of the litigation by the losing party, including its reasonable attorneys’ fees.  The provisions of this Section 16 shall survive the Closing.

                    SECTION 15.      CONFIDENTIALITY.  Except for any disclosures required by law or the Securities and Exchange Commission, including, without limitation, Regulation FD, Seller and Purchaser agree to keep this Agreement confidential and not disclose or make any public announcements with respect to the subject matter hereof or the existence of this Agreement without the consent of the other party.  If either party desires to issue a press release or other public announcement regarding the transaction set forth herein, subject to the immediately preceding sentence, such party shall obtain the approval of the other party, which approval shall not be unreasonably withheld or delayed.  Notwithstanding the above, prior consent is not required with respect to disclosure to any individuals or entities who “need to know” and who are instructed to keep such information confidential, such as each party’s respective officers, directors, employees, attorneys, accountants, engineers, surveyors, consultants, financiers, lenders, partners, investors, analysts, potential lessees and bankers, and such other third parties whose assistance is required in connection with the consummation of this transaction; provided, such individuals or entities agree to be bound by the terms of this Section and provided that the party making such disclosures to such individuals or entities shall be responsible for any breach of this Section by such individuals or entities.  The provisions of this Section 15 shall survive the Closing or any termination of this Agreement.

                    SECTION 16.  LIKE KIND EXCHANGE.  Purchaser agrees to reasonably cooperate with Seller in effecting an exchange transaction by Seller which includes the Project pursuant to Section 1031 of the Code, provided that any exchange initiated by Seller shall be at Seller’s sole cost and expense and shall not delay the Closing.

                    SECTION 17.     MISCELLANEOUS.  This Agreement (including all Exhibits hereto) contains the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters.  The section headings shall not be used in construing this Agreement.  This Agreement shall be construed and enforced in accordance with the laws of the state where the Project is located.  Time is of the essence of this Agreement and each provision hereof.  Except as expressly set forth herein, none of the terms and provisions of this Agreement shall survive the Closing.  The provisions of this Agreement may not be amended, changed or modified orally, but only by an agreement in writing signed by the party against whom any amendment, change or modification is sought.  Any obligation or liability of either of the parties hereunder shall be enforceable only against, and payable only out of, the property of such party, and in no event shall any officer, director, shareholder, partner, member, beneficiary, agent, advisor or employee of either party be held to any personal liability whatsoever or be liable for any of the obligations of the parties hereunder.  Purchaser shall not record this Agreement, any memorandum of this Agreement, any assignment of this Agreement or any other document which would cause a cloud on the title to the Project.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which shall be deemed to be one and the same instrument.  The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any Exhibits or amendments hereto.  If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the State of Illinois, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday.  Unless otherwise specified herein, all references herein to a “day” or “days” shall refer to calendar days and not business days.  PURCHASER AND SELLER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH THEREOF.

                    SECTION 18.     BULK SALES.   Seller has requested (a) a certificate issued by the Illinois Department of Revenue showing that Seller has no liability for the payment of any assessed but unpaid tax, penalty or interest under the Illinois Income Tax Act and any tax, penalty or interest due under the Retailer’s Occupation Tax Act and (b) a certificate issued by the City of Chicago Department of Revenue’s Tax Division Bulk Sales Unit showing that Seller has no liability for the payment of any assessed but unpaid tax, penalty or interest under the Uniform Revenue Procedures Ordinance, Chapter 3-4 and any tax, penalty or interest due under the ordinance (collectively, the “Tax Certificates”).  If Seller receives any Tax Certificate prior to Closing, Seller shall deposit the amount of taxes set forth in such Tax Certificates in a joint order escrow with the Title Company (the “Tax Escrow”) at the Closing; and, if Seller receives a Tax Certificate after Closing, Seller shall deposit the amount of taxes set forth in such Tax Certificate in the Tax Escrow within five (5) business days after receipt of the Tax Certificate.  The amount in the Tax Escrow shall either be released to pay such taxes when they come due and payable or released to Seller upon delivery to Purchaser of evidence reasonably satisfactory to Purchaser that Purchaser no longer has any liability for such taxes.  Until the Tax Certificates are obtained and the amount of taxes set forth therein placed in the Tax Escrow, Seller shall indemnify, defend and hold Purchaser harmless from and against any and all liabilities, claims, demands, causes of action, losses, costs and expenses (including reasonable attorneys’ fees, court costs and disbursements) which may arise out of Seller’s failure to obtain the Tax Certificates.  Such indemnity shall not be subject to the $5,000,000 cap on Seller’s indemnified obligations set forth in Section 12(E) above.  Seller shall cause Guarantor to deliver to Purchaser at the Closing a guaranty of Seller’s obligations under this Section 18 (the “Seller’s Guaranty”) in the form attached hereto as Exhibit U duly executed by the Guarantor.  The provisions of this Section 18 shall survive the Closing.

                    IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

CHICAGO 540 HOTEL, L.L.C., a Delaware limited liability company

By:	LHO Carlyle 540, L.L.C., a Delaware limited company, its managing partner

By:	LaSalle Hotel Operating Partnership, a Delaware limited partnership, its managing member

By:	LaSalle Hotel Properties, its general partner

By:

Its:

CHICAGO 540 LESSEE, INC.

By:

Name:

Title:

DIAMONDROCK CHICAGO OWNER, L.L.C., a Delaware limited liability company

By:

Name:

Title:	Director

TITLE COMPANY:

LAWYERS TITLE INSURANCE CORPORATION

By:

Name: